EXHIBIT 99.1

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN ANNOUNCES SALE OF BIOREAGENTS BUSINESS FOR
APPROXIMATELY C$8.0 MILLION AND WITHDRAWS PRELIMINARY
PROSPECTUS FOR OFFERING OF COMMON SHARES

FOR IMMEDIATE RELEASE	April 13, 2005

Victoria, British Columbia CANADA and San Diego, California USA – Stressgen Biotechnologies (TSX:SSB) (“the Company”) announced today that that it has signed a definitive agreement to sell its bioreagents business to Stressgen Bioreagents Corporation, a newly-formed company funded by Ampersand Ventures (“Ampersand”), for approximately C$8.0 million.  The transaction is expected to close in the next thirty days.  As part of the agreement, the Company will provide transitional administrative service, which will provide the Company with additional revenue.  Twenty-six of the Company’s 103 employees will join the new bioreagents company.

“Ampersand is extremely pleased to acquire Stressgen’s bioreagents business, which has a well-recognized brand and leadership position in the heat shock protein field,” said David Parker, an Ampersand General Partner.  “We believe the business has good growth prospects, both through the introduction of complementary new products, as well as external, strategic initiatives.”

Stressgen also announced today that it has elected to withdraw the amended and restated preliminary prospectus dated February 24, 2005, in connection with a proposed offering of common shares in Canada.

 “The Company’s decision to withdraw the prospectus was a result of unfavorable market conditions in the biotechnology financing sector and the Company’s current valuation,” commented Gregory McKee, President and Chief Executive Officer of Stressgen.  “The Board and the Company decided to pursue other options to minimize dilution to the Company and its current shareholders.”

In conjunction with these developments, the Company will be pursuing several corporate initiatives now underway that allow for development of HspE7 and also preserve cash.  The Company plans to reduce its cash burn.  It is also actively seeking to form partnerships for HspE7, and other CoValTM fusions in the Company’s technology platform, to provide revenue from licensing fees and milestones, as well as co-development revenue to support HspE7 and other fusions through the commercialization process.

HspE7 Update

Currently the Company is completing process development and manufacture of commercial- grade HspE7 clinical supplies on schedule to support its Phase III pivotal trial in RRP, as well as commercial-grade HspE7 clinical supplies to support three NCI-sponsored trials in cervical dysplasia that are approved and awaiting drug supplies.  The Company is also working with the U.S. Food and Drug Administration to gain concurrence of a SPA (Special Protocol Assessment) for the Company’s pivotal Phase III clinical trial for recurrent respiratory papillomatosis (RRP) with its lead compound, HspE7, by mid-2005.

About Conference Call

The Company is planning to hold a conference call on Thursday, April 14, 2005 at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time).  To access the conference call, please dial 1-877-857-2512 in the U.S. and Canada.  The international dial-in number is 1-706-634-6383.  The conference ID# is 5524485.  A playback of the call will be available through April 21, 2005.  To access the playback of the conference call, please dial 1-800-642-1687 in the U.S. and Canada.  The international playback dial-in number is 1-706-645-9291.  Please reference conference ID# 5524485.

About Stressgen Biotechnologies Corporation

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative therapeutic vaccines for the treatment of infectious diseases and cancer. The corporation is publicly traded on the Toronto Stock Exchange under the symbol SSB.

About Ampersand Ventures

Ampersand, a private equity investment firm founded in 1988 as a spin-off of PaineWebber, is dedicated to building equity value through active collaboration.  Ampersand pursues a stage-independent investment strategy across a broad range of industry sectors, including life sciences and health care.  Ampersand has been an active investor in companies that provide innovative products and services to the life sciences community, including ACLARA Biosciences, Dynex Technologies, ESA, Inc., IBT Reference Laboratory, Medifacts International, NOVEX (sold to Invitrogen Corporation) and Tekcel, Inc.

About HspE7, Lead Product Candidate

HspE7 is a novel CoValTM fusion therapeutic vaccine designed for the treatment of diseases caused by the human papillomavirus (HPV), one of the most common causes of sexually transmitted diseases in the world.  An estimated 80% of sexually active men and women are infected by genital HPV at some point in their lives.  Approximately 5.5 million new sexually transmitted HPV infections are reported in the U.S. each year.  At least 20 million people in the U.S. are already infected.  HPV infection can result in diseases including internal and external genital warts and precancerous conditions, such as cervical and anal dysplasia.  Precancerous HPV-related conditions can progress into life-threatening diseases, including cervical, anal, and head and neck cancers.

About CoValTM Fusion Proteins

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the website located at www.stressgen.com.

This press release contains forward-looking statements regarding the contemplated sale of our bioreagent business (and the related provision of transitional administrative services) and our intention to pursue initiatives focused on the development of HspE7 and the preservation of our cash resources.  Actual results could be materially different from those implied by these forward-looking statements due to factors over which we have limited control, including our ability to satisfy the various conditions to closing the transaction with Ampersand Ventures, our ability to enter into corporate partnering relationships (and the effects and terms of those relationships), difficulties inherent in the manufacture of commercial grade clinical supplies, regulatory approval requirements, clinical trial uncertainties, the effect of our limited cash resources and the application of available resources among competing potential uses.  Please refer to our filings with Canadian securities regulators and with the U.S. Securities and Exchange Commission for more information on these and other applicable risks.

Stressgen Contacts:

Donna Slade	Jennifer Matterson

Director, Investor Relations

Communications Coordinator

6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4945	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
dslade@stressgen.com